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Exhibit 23.3

Consent of Independent Auditors

The Board of Directors Duff & Phelps Acquisitions, LLC and subsidiaries:

        We consent to the use of our report dated May 22, 2007, with respect to the consolidated statements of operations and cash flows of Chanin Capital Partners LLC and subsidiaries, a majority owned subsidiary of Jeffrey Chanin and Company, for the ten-months ended October 31, 2006 incorporated herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Los Angeles, California
September 4, 2007

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Consent of Independent Auditors